                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement

|_|  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))

|X|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to Section 240.14a-12

                          JOS. A. BANK CLOTHIERS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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           pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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|_|  Check box if any part of the fee is offset as provided by Exchange Act Rule
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JOS. A. BANK CLOTHIERS, INC.
500 Hanover Pike
Hampstead, Maryland 21074

Dear Stockholder:

     You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Jos. A. Bank Clothiers, Inc., which will be held at the Company’s corporate offices, 500 Hanover Pike, Hampstead, Maryland, commencing at 10:00 a.m., local time, on Friday, June 22, 2007.

     The following pages contain the formal notice of the Annual Meeting and the related Proxy Statement. The Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007 is enclosed with these materials.

     Issues to be considered and voted on at the Annual Meeting are set forth in the Proxy Statement. You are encouraged to carefully review the Proxy Statement and attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible by promptly signing, dating and returning the enclosed proxy card in the accompanying reply envelope. If you attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

     I look forward to meeting you on June 22nd and discussing with you the business of your company.

Sincerely

Robert N. Wildrick,
Chief Executive Officer and Executive
Chairman

May 22, 2007

JOS. A. BANK CLOTHIERS, INC.
500 Hanover Pike
Hampstead, Maryland 21074

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
JUNE 22, 2007

Time and Date	10:00 a.m., local time, on June 22, 2007

Place	Our corporate offices, 500 Hanover Pike, Hampstead, Maryland

Items of Business	(1) To elect two directors for terms expiring at our 2010 Annual Meeting of Stockholders, or at such later time as their respective successors have been duly elected and qualified;

(2) To ratify the appointment of our registered public accounting firm for the fiscal year ending February 2, 2008; and

(3) To consider such other business as may properly come before the Annual Meeting.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a Jos. A. Bank stockholder as of the close of business on May 8, 2007.

Meeting Admission	You are entitled to attend the Annual Meeting only if you were a Jos. A. Bank stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance.

If you are not a stockholder of record but hold shares through a broker, trustee or other nominee (i.e., in street name), you should be prepared to provide proof of beneficial ownership as of the Record Date, such as your most recent account statement dated prior to the Record Date, a copy of the voting instruction card provided by your broker, trustee or other nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.

Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instructions for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the “Questions and Answers” section of the Proxy Statement beginning on page 1 thereof and to the instructions on the proxy or voting instruction card.

May 22, 2007	By order of the Board of Directors, Charles D. Frazer, Secretary

JOS. A. BANK CLOTHIERS, INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 22, 2007

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:   Why am I receiving these materials?

A:   The Board of Directors (the “Board”) of Jos. A. Bank Clothiers, Inc., a Delaware corporation (“Jos. A. Bank,” the “Company,” or “we”), is providing these proxy materials to you in connection with the Board’s solicitation of proxies for our 2007 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on June 22, 2007. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement and accompanying proxy card are being mailed on or about May 22, 2007 to all stockholders entitled to vote at the Annual Meeting.

Q:   What information is contained in this Proxy Statement?

A:   The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers and certain other required information.

Q: Has the information contained in this Proxy Statement been adjusted to reflect the stock dividends previously distributed by the Company?

A: The Company has previously distributed three stock dividends: a 50% stock dividend, with a record date of January 30, 2004 and a distribution date of February 18, 2004; a 25% stock dividend, with a record date of July 30, 2004 and a distribution date of August 18, 2004; and a 25% stock dividend, with a record date of January 27, 2006 and a distribution date of February 15, 2006. The three stock dividends are herein collectively referred to as the “Stock Dividends.” Except where specifically stated otherwise, all references to shares, earnings per share, options, exercise prices, market prices or values and similar information which may be affected by a stock dividend have been adjusted to reflect the Stock Dividends.

Q: How may I obtain Jos. A. Bank’s Annual Report on Form 10-K for the year ended February 3, 2007?

A: We have enclosed with this Proxy Statement a copy of our Annual Report on Form 10-K for the fiscal year ended February 3, 2007 (“Fiscal 2006”). We filed our Annual Report on Form 10-K with the Securities and Exchange Commission on April 17, 2007. Our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission can be accessed through our website at www.josbank.com.

Q:   What items of business will be voted on at the Annual Meeting?

A:   The items of business scheduled to be voted on at the Annual Meeting are:

  The election of two directors for terms expiring at our 2010 Annual Meeting of Stockholders, or at such later time as their respective successors have been duly elected and qualified; and

  The ratification of the appointment of our registered public accounting firm for the fiscal year ending February 2, 2008 (“Fiscal 2007”).

We will also consider other business that properly comes before the Annual Meeting.

Q:   How does the Board recommend that I vote?

A:   Our Board recommends that you vote your shares “FOR” the nominees to the Board; and “FOR” the ratification of the appointment of our registered public accounting firm for Fiscal 2007.

Q:   What shares can I vote?

A:   Each share of our common stock issued and outstanding as of the close of business on May 8, 2007 (the “Record Date”) is entitled to one vote on each of the matters to be voted upon at the Annual Meeting.

You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee (collectively, a “Broker”).

On the Record Date we had approximately 18,082,386 shares of common stock issued and outstanding.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:    Most of our stockholders hold their shares through a Broker rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Stockholder of Record

You are the stockholder of record of any of your shares registered directly in your name with our transfer agent, Continental Stock Transfer and Trust Company. With respect to such shares, these proxy materials are being sent to you by Jos. A. Bank. As the stockholder of record, you have the right to grant your voting proxy directly to our designees, Robert N. Wildrick and Charles D. Frazer, or to vote in person at the Annual Meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owner

You are the beneficial owner of any of your shares held by a Broker. With respect to such shares, these proxy materials, together with a voting instruction card, are being forwarded to you by your Broker. As the beneficial owner, you have the right to direct your Broker how to vote and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” or other evidence of your beneficial ownership from your Broker giving you the right to vote the shares at the Annual Meeting. Your Broker has enclosed or provided voting instructions for you to use in directing your Broker how to vote your shares.

Q:   How can I attend the Annual Meeting?

A:   You are entitled to attend the Annual Meeting only if you were a Jos. A. Bank stockholder as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the

Annual Meeting during regular business hours at our principal executive offices, which are located at 500 Hanover Pike, Hampstead, Maryland 21074.

If you are not a stockholder of record but hold your shares through a Broker (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as a legal proxy, your most recent account statement dated prior to the Record Date, a copy of the voting instruction card provided by your Broker or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.

The Annual Meeting will begin promptly at 10:00 a.m., local time. Check-in will begin one-half hour prior to the meeting. Please allow ample time for the check-in procedures.

Q:   May I vote my shares in person at the Annual Meeting?

A:   Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy or other evidence of beneficial ownership from your Broker giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:   How can I vote my shares without attending the Annual Meeting?

A:   Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your Broker. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your Broker.

Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Q:   Can I change my vote?

A:   Yes. You may change your vote at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted, or by attending the Annual Meeting and voting in person. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your Broker, or, if you have obtained a legal proxy or other evidence of beneficial ownership from your Broker giving you the right to vote your shares, by attending the Annual Meeting and voting in person. Without taking one of the actions described above, attendance at the annual meeting will not cause your previously granted proxy or voting instructions to be revoked.

Q:   Who can help answer my questions?

A:   If you have any questions about the Annual Meeting or how to vote or revoke your proxy or if you need additional copies of this Proxy Statement or voting materials, please contact our Investor Relations Department at (410) 239-5900.

Q: Is my vote confidential?

A. Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Jos. A. Bank or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation.

Q:   How many shares must be present or represented to conduct business at the Annual Meeting?

A:   In order to hold and transact business at the Annual Meeting, a majority of outstanding shares of Jos. A. Bank common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:   How are votes counted?

A:   In the election of the directors, you may vote “FOR” the nominees or you may “WITHHOLD AUTHORITY” with respect to either or both of the nominees.

For other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (in the case of this Annual Meeting, “FOR” our nominees to the Board; “FOR” the ratification of the selection of our registered public accounting firm; and in the discretion of the proxy holders on any other matters that properly come before this Annual Meeting).

Q:   What is the voting requirement to approve each of the proposals?

A:   The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to elect each director. In the election of the directors, the two persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of either director will not be voted with respect to that director, although it will be counted for purposes of determining whether there is a quorum.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of our registered public accounting firm.

If you hold shares beneficially in street name and do not provide your Broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a Broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of the proposal to elect two directors or the proposal to ratify the selection of our registered public accounting firm, assuming that a quorum is obtained.

Q:   What happens if additional matters are presented at the Annual Meeting?

A:   We are not aware of any business to be acted upon at the Annual Meeting other than the two items of business described in this Proxy Statement. If you grant a proxy, the persons named as proxy holders, Robert N. Wildrick and Charles D. Frazer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason either or both of our director nominees are unavailable to stand for election, the proxy holders will vote your proxy for such other candidate(s) as may be nominated by our Nominating and Governance Committee.

Q:   Who will serve as inspector of elections?

A:   The inspector of elections will be a representative of Jos. A. Bank.

Q:   What should I do if I receive more than one set of voting materials?

A:   You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:   How may I obtain a separate set of voting materials?

A:   Securities and Exchange Commission rules permit companies and intermediaries such as Brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some Brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once you have received notice from your Broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your Broker. If you would like to receive a separate copy of this year’s Proxy Statement or Annual Report on Form 10-K, please visit our website, www.josbank.com (click “Investor Relations” and then click “Information Request”). You may also contact our Investor Relations Department at 500 Hanover Pike, Hampstead, Maryland 21074, telephone: (410) 239-5900 and we will promptly deliver the Proxy Statement or Annual Report on Form 10-K upon your request.

Q:   Who will bear the cost of soliciting votes for the Annual Meeting?

A:   Jos. A. Bank is making this solicitation and will pay the entire cost of preparing, printing, assembling, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:   Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in our Quarterly Report on Form 10-Q for the quarter ending August 4, 2007.

Q: What is the deadline for submitting proposals for inclusion in Jos. A. Bank’s proxy statement for the 2008 Annual Meeting of Stockholders?

A: Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our Proxy Statement relating to, and for consideration at, the 2008 Annual Meeting of Stockholders by submitting their proposals to us in a timely manner. Such proposals will be so included if received at our principal executive offices not later than January 22, 2008 and if they otherwise comply with the requirements of Rule 14a-8.

Q:   What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

A:   You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Notice Deadlines

In order for a stockholder proposal, including director nominations, to be considered at an Annual Meeting of Stockholders, a timely notice to the Secretary of such proposal and/or nominations must be delivered to or mailed and received at our principal executive offices no later than the date which is 120 calendar days prior to the anniversary date of the previous Annual Meeting of Stockholders, which date for the 2008 Annual Meeting of Stockholders will be February 22, 2008. In the event that the date of the Annual Meeting of Stockholders is advanced by more than 60 days or delayed by more than 90 days from such anniversary, notice by the stockholder to be timely must be so received not earlier than the one hundred twentieth day prior to such Annual Meeting of Stockholders and not later than the close of business on the later of (1) the sixtieth day prior to such Annual Meeting of Stockholders or (2) the tenth day following the date on which notice of the date of the Annual Meeting of Stockholders was mailed or public disclosure thereof was made, whichever first occurs.

Stockholders’ Proposals

As to each matter of business a stockholder proposes to bring before the Annual Meeting of Stockholders, the timely notice shall set forth the following:

  a brief description of the business desired to be brought before the Annual Meeting of Stockholders and the reasons for conducting such business at the Annual Meeting of Stockholders;

  the name and address, as they appear on our books, of the stockholder proposing such business;

  the number of shares of our common stock which are beneficially owned by the stockholder;

  any material interest of the stockholder in such business; and

  any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his capacity as a proponent of a stockholder proposal.

Nomination of Director Candidates

To be considered at an Annual Meeting of Stockholders, nominations of persons for election to our Board must be properly brought before an Annual Meeting of Stockholders in accordance with the provisions of our Amended and Restated Bylaws. For a stockholder to properly bring nominations before an Annual Meeting of Stockholders, the stockholder must have given timely notice thereof in writing to our Secretary.

In the case of nominations, the notice shall set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director the following:

  the name, age, business address and residence address of the nominee;

  the principal occupation or employment of the nominee;

  the number of shares of our common stock that are beneficially owned by the nominee;

  a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming each person or persons) pursuant to which the nominations are to be made by the stockholder; and

  any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

In addition, each stockholder making such nominations, must provide, as to such stockholder:

  the stockholder’s name and address as they appear on our books;

  the number of shares of our common stock which are beneficially owned; and

  any material arrangement or relationship with each nominee.

Copy of Amended and Restated Bylaw Provisions

You may contact the Secretary of Jos. A. Bank at our principal executive offices for a copy of the relevant provisions of our Amended and Restated Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL ONE: ELECTION OF DIRECTORS

     The Board consists of six members and is divided into three classes. Each class holds office for a term of three years. This year’s nominees for director, Gary S. Gladstein and Sidney H. Ritman (individually, a “Director Nominee” and together, the “Director Nominees”), were nominated by the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”). Each Director Nominee was nominated for re-election to the Board for a term of three years expiring at the 2010 Annual Meeting of Stockholders or at such later time as his successor is duly elected and qualified.

     The Director Nominees are currently directors of the Company. If either or both of the Director Nominees should become unavailable for election at the time of the Annual Meeting, the shares represented by the proxies solicited for the Annual Meeting will be voted for such substitute nominee(s) as may be determined by the Nominating and Governance Committee. The Board has no reason to expect that either Director Nominee will not be a candidate for director at the Annual Meeting. In the election of directors, you may vote “FOR” the Director Nominees or you may “WITHHOLD AUTHORITY” with respect to either or both of the Director Nominees. Unless a stockholder withholds authority on the proxy card with respect to either or both of the Director Nominees, the shares represented by the accompanying proxy will be voted “FOR” the election of the Director Nominees.

     The election of a director requires the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting.

     Certain information concerning the Director Nominees and those directors whose terms of office will continue following the Annual Meeting is set forth below.

Recommendation of the Board of Directors

     The Board of Directors recommends that the stockholders vote FOR the election of Mr. Gladstein and Mr. Ritman.

Nominees Standing for Election for Terms Expiring in 2010

Gary S. Gladstein has served as one of our directors since 1990. Mr. Gladstein is an independent investor and has been a Senior Consultant to Soros Fund Management LLC, an investment advisory firm, since January 2000. From 1989 to December 1999, he was a Managing Director and the Chief Operating Officer of Soros Fund Management LLC. Mr. Gladstein is a Director of Mueller Industries, Inc. (NYSE: MLI), IRSA Inversiones y Representaciones S.A. (NYSE: IRS), and Cresud Sociaedad Anonima Comercial, Inmobiliaria, Financiera Y Agropecuaria (NASD: CRESY). Mr. Gladstein is a director of several private companies and not-for-profit organizations including the University of Connecticut Foundation, The Samuel Waxman Cancer Research Foundation at Mt. Sinai Hospital, The Abraham Fund Initiatives, BBYO and the National Sleep Research Foundation.

Sidney H. Ritman has served as one of our directors since July 2005. In March 1999, Mr. Ritman founded, and has since been the owner and operator of, Toni Industries, Inc., an importer of women’s clothing under the Giorgio San Angelo and other brand labels. Mr. Ritman has an extensive background in international sourcing for U.S. and European apparel retailers, including fifteen years in residence in Hong Kong as the Managing Director of Armstrong Industries, Ltd., a sourcing agent which had offices in seven countries. In 1987, Mr. Ritman organized the sale of Armstrong to Colby-Stanton International, a Hong Kong-based sourcing company, for which Mr. Ritman served as a consultant and director until 1997. Mr. Ritman is a former trustee of Rollins College, Winter Park, Florida and The Brunswick School, Greenwich, Connecticut. Mr. Ritman is a former United States Marine Corps officer, having served on active duty and in the Marine Forces Reserve for nine years.

Directors Whose Terms Expire in 2008

David A. Preiser has served as one of our directors since 1990. Mr. Preiser is a Senior Managing Director of Houlihan Lokey Howard & Zukin, Inc. (“Houlihan Lokey”) and has been a member of that firm since February, 1991. Among his duties at Houlihan Lokey, Mr. Preiser has served as the Chairman of Houlihan Lokey Howard & Zukin (Europe) since December 2004 and as Managing Partner of Sunrise Capital Partners, a private equity fund affiliated with Houlihan Lokey, since the inception of the fund in December 1998. In addition, he has served on the investment committee and as managing member of various Houlihan Lokey direct investment vehicles involving a variety of debt and equity instruments. As of January 3, 2006, Houlihan Lokey became an affiliate of Orix Corp (NYSE: IX), through the acquisition by an affiliate of Orix of a controlling interest in Houlihan Lokey. Mr. Preiser is a director of NVR, Inc. (AMEX: NVR) and several Sunrise and Houlihan Lokey portfolio companies.

Robert N. Wildrick has served as one of our directors since 1994, as our Chief Executive Officer since November 1999 and as our Executive Chairman since April 2007. As Executive Chairman and Chief Executive Officer, Mr. Wildrick is the liaison between the management of the Company and the Board and has supervisory authority over all other officers of the Company. Mr. Wildrick was our President from December 1999 to April 2007. Mr. Wildrick was Director, President and Chief Executive Officer of Venture Stores, Inc., a publicly traded family value retailer, from April 1995 to May 1998 and was Chairman of its board of directors from January 1996 to May 1998. From 1976 to April 1995, Mr. Wildrick was employed by Belk Stores Services, a retailing company, in various capacities, including Corporate Executive Vice President for Merchandise and Sales Promotion, Chief Merchandising Officer, Senior Vice President (Corporate) and General Manager. Mr. Wildrick currently serves on the boards of directors of the Greater Baltimore Alliance and the Pride of Baltimore. Mr. Wildrick is a former member of the board of directors and the executive committee of The Fashion Association and a former member of the board of directors of Goodwill Industries International, Inc.

Directors Whose Terms Expires in 2009

Andrew A. Giordano has served as one of our directors since 1994 and as our Chairman of the Board since May 1999. He was interim Chief Executive Officer of Jos. A. Bank from May 1999 to October 1999. Mr. Giordano has been the Principal of The Giordano Group, Limited, a diversified consulting firm, since its founding in February 1993. Since 2003, he has also been Chairman of the Board of Mattress Discounters, a privately owned manufacturer and retailer. Mr. Giordano serves as Chairman of the Compensation Committee of Dale Carnegie and Associates, a privately owned provider of personal advancement training, where he has been a Director since 2001. He has also served as a Director of the Navy, Marine Corps Residence Foundation and the Navy Memorial Foundation. Mr. Giordano retired from his position as CEO, Naval Supply Systems Command and Chief of the Navy Supply Corps with the rank of Rear Admiral.

William E. Herron has served as one of our directors since April 2005. Since January 2002, Mr. Herron has been self-employed as a strategic consultant to companies seeking to initiate business with the federal government. From 1982 through December 2001, Mr. Herron was a partner in Arthur Andersen, having served in its Accounting and Audit practice from 1982 until 1994 and in its Business Consulting practice from 1995 until 2001. Among his other duties with Arthur Andersen, Mr. Herron was the Managing Partner of the firm’s Office of Government Services. Mr. Herron was a licensed CPA for over 30 years and is a current member of the American Institute of Certified Public Accountants and Pennsylvania Institute of Certified Public Accountants. He has served on the boards of directors of several privately held companies including the position of chair of an audit committee. He has been active for over 30 years on boards of civic and charitable institutions. Mr. Herron is a retired Rear Admiral from the U.S. Naval Reserve.

Board Independence

     The Board has affirmatively determined that each of Messrs. Giordano, Gladstein, Herron, Preiser and Ritman (individually, an “Independent Director” and collectively, the “Independent Directors”) is an “independent director” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards (the “Nasdaq Rules”). In making this determination, the Board found that none of the Independent Directors had a material or other disqualifying relationship with the Company. During each Board meeting held in Fiscal 2006, the Independent Directors met in executive session in accordance with Rule 4350(c)(2) of the Nasdaq Rules.

Committees of the Board of Directors

     The Board has a standing Audit Committee, Compensation Committee, Incentive Plan Committee and Nominating and Governance Committee. The following lists the primary responsibilities of each of these committees and their members.

      Audit Committee

     The Audit Committee, comprised of Messrs. Giordano, Gladstein and Herron (Chairman), assists the Board with the oversight of: (1) the integrity of our financial statements; (2) the qualifications and independence of our registered public accounting firm; (3) the performance of our registered public accounting firm; (4) the adequacy of our systems of internal accounting and financial controls; and (5) our compliance with ethics policies and legal and regulatory requirements.

     The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our registered public accounting firm (including resolution of disagreements between management and our registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. Our registered public accounting firm reports directly to the Audit Committee. The Audit Committee has the authority, to the extent it deems necessary or appropriate to carry out its duties, to retain independent legal, accounting or other advisors. We cover all payments to these independent advisors. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     The Board has determined that Mr. Herron is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. All members of the Audit Committee are independent directors as defined in Rule 4200(a)(15) of the Nasdaq Rules and Rule 10A-3 of the Exchange Act.

     The Audit Committee operates pursuant to a charter, which has been duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com.

      Compensation Committee

     The Compensation Committee, comprised of Messrs. Giordano, Preiser (Chairman) and Ritman, determines the compensation of the Chief Executive Officer and other executive officers of the Company in accordance with Rule 4350(c)(3) of the Nasdaq Rules; and may advise the Board, or take other action, on other matters of compensation. The Board of Directors has determined that all of members of the Compensation Committee are independent directors as defined in Rule 4200 of the Nasdaq Rules. The Compensation Committee operates pursuant to a charter, which has been duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com. The Compensation Committee may delegate any aspect of its responsibility and authority to subcommittees or individual Compensation Committee members.

      Incentive Plan Committee

     The Incentive Plan Committee, comprised of Messrs. Gladstein and Preiser, administers the Company’s 1994 Equity Incentive Plan and 2002 Equity Incentive Plan (the “Equity Incentive Plans”). Since awards have been granted with respect to all shares reserved under the Equity Incentive Plans, the Incentive Plan Committee is currently inactive.

      Nominating and Governance Committee

     The Nominating and Governance Committee, comprised of Messrs. Giordano, Herron and Ritman (Chairman), proposes the slate of candidates for election as directors at each Annual Meeting of Stockholders; considers and reviews the qualifications of any individual nominated for election to the Board by stockholders; in the event of any vacancies which may arise on the Board, identifies and recommends to the Board candidates who are qualified to serve on the Board; recommends to the Board the assignment of directors to serve on committees of the Board; and develops and recommends to the Board (and reviews from time to time) corporate governance principles for the Company as the Committee may deem necessary or advisable. The Board of Directors has determined that all of members of the Nominating and Governance Committee are independent directors as defined in Rule 4200 of the Nasdaq Rules. The Nominating and Governance Committee operates pursuant to a charter, which has been duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com.

      Attendance at Board and Committee Meetings

     During Fiscal 2006, the Board held four meetings; the Audit Committee held six meetings; and the Compensation Committee held two meetings. The Incentive Plan Committee did not meet during Fiscal 2006. The Nominating and Governance Committee was established in Fiscal 2007 and therefore did not meet in Fiscal 2006. Each director attended or participated in 75% or more of (a) the meetings of the Board and (b) the meetings held by all committees of the Board on which such director served during Fiscal 2006.

     While the Board has not adopted a formal policy regarding director attendance at annual meetings of stockholders, the Board typically schedules one of its quarterly meetings on the day of each annual meeting of stockholders. Our directors, therefore, are encouraged to and typically do attend the annual meeting of stockholders. All of our then-sitting directors (including the 2006 director nominees) were present at the 2006 Annual Meeting of Stockholders held on June 23, 2006.

Stockholder Communication with the Board of Directors

     Stockholders may communicate with the Board by sending a letter to Jos. A. Bank Clothiers, Inc. Board of Directors c/o General Counsel, 500 Hanover Pike, Hampstead, Maryland 21074. The General Counsel will receive the correspondence and forward it to the Chairman of the Board, the Chairman of the Audit Committee or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the General Counsel has the authority to discard or disregard any communication which is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.

Consideration of Director Nominees

      Director Qualifications

     The Board does not believe that it is in our best interests to establish rigid criteria for the selection of prospective director nominees. Rather, the Board recognizes that the challenges and needs we face will change over time and, accordingly, believes that the selection of prospective director nominees should be based on skill sets relevant to the issues we face or are likely to face at the time of nomination. At the same time, the Board strongly believes that we will benefit from a diversity of background and experience on the Board and therefore seeks prospective director nominees who, in addition to general management experience and business knowledge, possess an expertise in one or more of the following areas: retail, finance, international business, investment banking, corporate governance, financial control systems, risk assessment and investor relations. In addition, there are certain general attributes that the Board believes all prospective director nominees must possess in order to be recommended by the Nominating and Governance Committee, including:

  a commitment to ethics and integrity;

  a commitment to personal and organizational accountability;

  a history of achievement that reflects superior standards for themselves and others; and

  an ability to take tough positions while, at the same time, being respectful of the opinions of others and working collaboratively.

     Identifying and Evaluating Prospective Director Nominees

     The Nominating and Governance Committee uses a variety of methods for identifying nominees for director. Prospective director nominees may come to our attention through current directors, professional search firms, stockholders or other persons.

     The Nominating and Governance Committee will evaluate all prospective director nominees, including those recommended by stockholders, in the same manner. Generally, prospective director nominees will be evaluated at special meetings of the Nominating and Governance Committee. The Nominating and Governance Committee will make an initial determination as to whether to conduct a full evaluation of the prospective director nominee based upon various factors, including, but not limited to: (1) the information submitted with the nomination, (2) the Nominating and Governance Committee’s own knowledge of the prospective director nominee, (3) the current size of the Board and any anticipated vacancies or needs and (4) whether the prospective director nominee can satisfy any specific minimum qualifications established by the Nominating and Governance Committee. The Nominating and Governance Committee may then decide to do a comprehensive evaluation of a prospective director nominee. The Nominating and Governance Committee may also choose to interview the candidate.

     Stockholder Nominees

     The policy of the Nominating and Governance Committee is to consider prospective director nominations properly submitted by a stockholder. For a description of the process for nominating directors in accordance with our Amended and Restated Bylaws, see “What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” in the “Questions and Answers” section of this Proxy Statement. No stockholder has submitted a nominee for consideration by the Nominating and Governance Committee in connection with the Annual Meeting.

PROPOSAL TWO: RATIFICATION OF REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Appointment of Deloitte & Touche LLP

     The Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for Fiscal 2007. The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting is required to ratify the selection of Deloitte. Deloitte has served as the Company’s independent registered public accounting firm since 2004. Representatives of Deloitte are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make such statements as they may desire.

In the event the stockholders fail to ratify the appointment of Deloitte, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our best interests and in the best interests of our stockholders.

Fees billed to the Company by Principal Accountant

     The fees billed for services rendered by Deloitte and its affiliates for fiscal 2005 and Fiscal 2006 were as follows:

Type of Fee	Fiscal 2005	Fiscal 2006
Audit Fees (1)	$759,713	$750,000
Audit-Related Fees (2)	$36,434	$34,000
Tax Fees (3)	$49,021	$40,216
All Other Fees(4)	$1,500	$1,500
Total Fees	$846,668	$825,716

(1)

Audit fees represent the aggregate fees billed for the stated fiscal year for professional services rendered for the audit of the Company’s annual financial statements and the audit of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by the accountant in connection with certain statutory and regulatory filings or engagements.

(2)

Audit-related fees represent the aggregate fees billed for the stated fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported as Audit Fees. Included in audit-related fees are fees billed in connection with limited scope audits for our two retirement plans.

(3)	Tax fees represent the aggregate fees billed for the stated fiscal year for tax compliance, tax advice and tax planning.

(4)

All other fees include the aggregate fees billed for the stated fiscal year for products and services provided by the principal accountant other than the services reported above. All other fees for Fiscal 2005 and Fiscal 2006 are subscription fees for access to Deloitte’s on-line research facility.

Pre-approval Policies and Procedures

     The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by its registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. The Audit Committee approved all such services prior to the auditor’s engagement for such services during Fiscal 2006.

Recommendation of the Board of Directors

     The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as our registered public accounting firm for Fiscal 2007.

OTHER BUSINESS

     Except as described in the accompanying Notice of Meeting, the Board knows of no business that will come before the Annual Meeting for action. If any business other than as described in the accompanying Notice of Meeting were to come before the Annual Meeting for action, the persons designated as proxies will have discretionary authority to act in their best judgment.

     The Board encourages you to have your shares voted at the Annual Meeting by signing and returning the enclosed form of proxy. The fact that you will have returned your proxy in advance will in no way affect your right to vote in person should you attend the Annual Meeting. However, by signing and returning the proxy you have assured your representation at the Annual Meeting. Thank you for your cooperation.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table sets forth our directors and executive officers, their ages and the positions they hold:

Name	Age	Position
Andrew A. Giordano	75	Chairman of the Board of Directors
Gary S. Gladstein	62	Director
William E. Herron	61	Director
David A. Preiser	50	Director
Sidney H. Ritman	74	Director
Robert N. Wildrick	62	Chief Executive Officer, Executive Chairman and Director
R. Neal Black	52	President and Chief Merchandising Officer
Robert B. Hensley	54	Executive Vice President - Store Operations, Real Estate and Human Resources
David E. Ullman	49	Executive Vice President - Chief Financial Officer and Principal
		Financial and Accounting Officer

Information Concerning Executive Officers

For information regarding Mr. Wildrick, see the section of this Proxy Statement above entitled “Directors Whose Terms Expire in 2008.”

R. Neal Black has been our President since April 2007. Mr. Black was our Executive Vice President - Merchandising and Marketing from January 2000 to April 2007. Mr. Black has been our Chief Merchandising Officer during his entire tenure with the Company.

Robert B. Hensley has been our Executive Vice President-Store Operations, Real Estate and Human Resources since April 2007. Mr. Hensley was Executive Vice President-Stores and Operations from December 1999 to April 2007.

David E. Ullman has been our Executive Vice President-Chief Financial Officer since September 1995. Mr. Ullman is our Principal Financial and Accounting Officer.

COMPENSATION DISCUSSION AND ANALYSIS

     The following compensation discussion and analysis discusses the principles underlying our compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. This discussion focuses on the compensation of our Chief Executive Officer (Robert N. Wildrick), Chief Financial Officer (David E. Ullman) and both of our other executive officers (R. Neal Black and Robert B. Hensley), who are collectively referred to as our “Named Executive Officers.” This discussion and analysis provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our Named Executive Officers and is intended to place in perspective the data presented in the tables and narratives that follow.

Role of the Compensation Committee and Management

     Our Compensation Committee, comprised of Messrs. Giordano, Preiser (Chairman) and Ritman, determines the compensation of our Named Executive Officers and may advise the Board, or take other action, on other matters of compensation. Management provides the Compensation Committee with material for review concerning the compensation of the Named Executive Officers, including a history of salary and non-equity incentive compensation paid to each Named Executive Officer and information concerning the Named Executive Officers’ unexercised options. Mr. Wildrick presents to the Compensation Committee an annual review of executive and management compensation and recommendations for base salary increases and non-equity incentive compensation for Messrs. Black, Hensley and Ullman. Mr. Wildrick is not present during the deliberation or determination by the Compensation Committee regarding his own compensation. Charles D. Frazer, our corporate Secretary, acts as Secretary to the Compensation Committee and is usually present during general, but not executive, sessions of the Compensation Committee. Mr. Frazer does not participate in the deliberations of the Compensation Committee. The Compensation Committee reviews the performance of each Named Executive Officer against the established criteria for payment of non-equity incentive compensation for performance in the prior year (e.g. Fiscal 2006) and determines whether and in what amount non-equity incentive compensation should be paid. The Compensation Committee also considers compensation matters applicable to the current fiscal year (e.g. Fiscal 2007) and, where appropriate, authorizes contract extensions, base salary increases and non-equity incentive compensation potentials.

Objectives of the Compensation Program

     Our Compensation Committee applies a consistent philosophy to compensation for our Named Executive Officers. This philosophy is based on the premise that the Company’s achievements are the result of the coordinated efforts of all of our employees working toward common objectives. We strive to achieve those objectives through teamwork that is focused on meeting the expectations of our customers and stockholders.

      The primary objectives of the compensation program are to:

  align compensation with our corporate strategies and business objectives and performance;

  enable the Company to attract, retain and reward senior management who contribute to the long-term success of the Company; and

  promote the achievement of key financial performance measures by linking cash compensation to the achievement of measurable corporate performance goals.

We believe that this compensation program allows us to successfully attract and retain talented employees, enhance stockholder value and foster innovation.

     To achieve these objectives, our Compensation Committee has established the following principles to guide the development of our compensation program and to provide a framework for all compensation decisions: (a) provide a total compensation package that will attract the best talent to the Company, motivate individuals to perform at their highest levels, reward outstanding performance and retain executives whose skills are critical for building long-term stockholder value; and (b) establish for senior management annual non-equity incentives that are directly tied to the overall financial performance of the Company.

Components of our Executive Compensation Program

      The primary elements of our executive compensation program are:

  Base salary;

  Non-equity incentive compensation; and

  Other employee benefits and non-cash compensation.

     In addition, the employment agreements with each of our Named Executive Officers provide for certain potential payments upon termination of employment for a variety of reasons, including, for Mr. Wildrick, following a change in control of the Company. We have provided more detailed information about these benefits, along with estimates of their values under certain circumstances, under the caption “Potential Payments upon Termination or Change in Control” below. We believe these benefits help us compete for executive talent.

     Since the beginning of Fiscal 2006, our executive compensation program has consisted almost exclusively of cash payments in the form of base salary and non-equity incentive compensation. There are no options currently available for issuance under the Equity Incentive Plans. We did not grant any options in Fiscal 2006 and we do not expect that any options will become available in Fiscal 2007. Unless otherwise provided in any employment agreement, our compensation-setting process consists of establishing for each Named Executive Officer a targeted overall compensation level intended to permit us to retain that officer and provide sufficient incentive for his highest possible level of performance. The targeted compensation level is then allocated between base salary and non-equity incentive compensation. Neither the targeted compensation nor the allocation thereof is fixed by formula. Rather, they are determined based on many factors including internal pay equity, external market factors, reasonable employee expectations and pay history.

     Each Named Executive Officer is employed by the Company pursuant an employment agreement which establishes (a) a base salary to be paid to the executive and (b) a percentage of base salary which the executive may potentially earn as non-equity incentive compensation. Under the terms of his employment agreement, Mr. Wildrick’s base salary escalates annually pursuant to a cost of living adjustment tied to the Consumer Price Index and the percentage of base salary which he is eligible to receive as non-equity incentive compensation at various levels of earnings per share is fixed. With respect to the other Named Executive Officers, we consider the contract levels of cash-based compensation to represent the minimum amounts to be paid (in the case of base salary) or potentially earned (in the case of non-equity incentive compensation). In order to permit us to retain the other Named Executive Officers and to provide sufficient incentives for their highest possible level of performance, the salaries and non-equity incentive compensation are reviewed at least annually and adjusted from time to time after taking into account market conditions, individual responsibilities, experience, performance and other factors.

      Base Salary

     We pay a base salary to attract talented executives and provide a secure base of cash compensation. Generally, base salaries for all of our executives, including the Named Executive Officers, are effective for a twelve-month period beginning in March (the “Pay Year”). The Compensation Committee typically reviews compensation for the Named Executive Officers at a time proximate to the filing of our Annual Report on Form 10-K for the prior fiscal year. For example, base salaries for the Named Executive Officers for Pay Year 2007 were set on April 13, 2007, and made effective as of March 4, 2007. Except where otherwise required by contract, annual increases are not assured (although they have historically been granted to each Named Executive Officer every year). In deciding whether, and to what extent, to make an adjustment to the respective base salaries of the Named Executive Officers (other than Mr. Wildrick), an important factor considered by the Compensation Committee is Mr. Wildrick’s evaluation of the individual performances of the other Named Executive Officers. Mr. Wildrick makes his recommendation based upon his evaluation of the other Named Executive Officers’ individual contributions to the performance of the Company and such other factors as he may deem relevant.

     Upon reviewing the most recently available Consumer Price Index data, the Compensation Committee approved a Pay Year 2007 base salary of $1,092,517 for Mr. Wildrick. Upon a review of the Company’s performance and the individual performance by each of Messrs. Ullman, Black and Hensley in Fiscal 2006, the Compensation Committee approved Pay Year 2007 base salaries of $440,000 for Mr. Ullman, $560,000 for Mr. Black and $470,000 for Mr. Hensley. The Compensation Committee also approved extensions of the employment agreements with Messrs. Ullman, Black and Hensley to January 31, 2009.

      Non-Equity Incentive Compensation

     The Company’s officers and certain key managers are included in a non-equity incentive plan (the “Non-Equity Incentive Plan”). The Non-Equity Incentive Plan is designed to reward Company-wide performance through tying the payment of non-equity incentive compensation primarily to the achievement by the Company of financial goals. Mr. Wildrick participates in the Non-Equity Incentive Plan in accordance with his employment agreement, which entitles Mr. Wildrick to non-equity incentive compensation of up to 250% of his base salary upon achievement by the Company of certain specified earnings per share goals, payable quarterly. The goals were established in 2003 for each year of the current term of Mr. Wildrick’s employment agreement (fiscal 2004 through fiscal 2008). The Compensation Committee annually reviews and approves the non-equity incentive compensation payment to Mr. Wildrick.

     The following description of the Non-Equity Incentive Plan relates to participants other than Mr. Wildrick, whose participation is described above. Each Non-Equity Incentive Plan participant is notified by the Company of a dollar amount or the percentage of such participant’s base salary up to which he or she is eligible to earn as non-equity incentive compensation for any fiscal year. For Fiscal Year 2007, the percentages communicated to our Non-Equity Incentive Plan participants ranged from 10% to approximately 65% of base salary. For Company executives at or above the senior vice president level (the “Senior Participants”), a range of net income results (the “Eligibility Range”) has been established (and, with regard to Messrs. Black, Hensley and Ullman, approved by the Compensation Committee). For all other Non-Equity Incentive Plan participants, a single net income goal has been established. For all participants, the Non-Equity Incentive Plan is also designed to reward the achievement of specific goals for departmental or individual performance. Below the low end of the Eligibility Range, non-equity incentive compensation is not expected to be paid to the Senior Participants. Within the Eligibility Range, the percentage of the maximum potential non-equity incentive compensation Senior Participants are eligible to earn increases as net income increases. In the event net income is within the Eligibility Range and assuming personal goals are met, Mr. Wildrick will make a recommendation to the Compensation Committee for the payment to Messrs. Black, Hensley and Ullman of non-equity incentive compensation at or above the applicable percentage level based upon his evaluation of each executive officer’s contribution to the performance of the Company and such other factors as he may deem relevant. If net income is at or above the highest level of net income within the Eligibility Range, each Senior Participant is eligible to earn his maximum non-equity incentive compensation potential. For Non-Equity Incentive Plan participants other than Senior Participants, non-equity incentive compensation is not expected to be paid if net income is below the single net income goal. Above this level and assuming such other participants satisfy their individual performance goals, non-equity incentive compensation is expected to be paid. The final determination of all non-equity incentive compensation payments to the Named Executive Officers is made by the Compensation Committee. The final determination of all non-equity incentive compensation payments to other Non-Equity Incentive Plan participants is made by Mr. Wildrick. The Compensation Committee and Mr. Wildrick, as the case may be, have the discretion to pay non-equity incentive compensation even if the goals established under the Non-Equity Incentive Plan are not met, as well as to pay less than the maximum potential, even if the objective targets are achieved.

     As the Company’s earnings per share in Fiscal 2006 exceeded the maximum target established for such year under Mr. Wildrick’s employment agreement, Mr. Wildrick’s non-equity incentive compensation was 250% of his Fiscal 2006 annualized base salary, or $2,667,278. Upon a review of the Company’s performance (which exceeded the Fiscal 2006 net income targets under the Non-Equity Incentive Plan) and the individual performance by each of Messrs. Ullman, Black and Hensley in Fiscal 2006, the Compensation Committee approved the payment of the following amounts under the Non-Equity Incentive Plan for Fiscal 2006 performance: $325,000 for Mr. Ullman, $400,000 for Mr. Black and $355,000 for Mr. Hensley. For Fiscal 2006, each of the Named Executive Officers received the maximum potential non-equity incentive compensation that he was eligible to receive.

     The Company has been successful in the past in meeting the Company-wide financial goals established for the annual non-equity incentive compensation programs and has therefore paid all or a substantial portion of the maximum potential non-equity incentive compensation amounts. For example, 98% of the maximum potential non-equity incentive compensation was paid under the Non-Equity Incentive Plan for performance in Fiscal 2006. Although past success is no guaranty of future performance, we anticipate meeting the Company-wide financial goals established for the Fiscal 2007 Non-Equity Incentive Plan and therefore expect that all or a substantial portion of the maximum amount payable under the Fiscal 2007 Non-Equity Incentive Plan will be paid. However, the probability of making such payments can only be determined when, as and if we earn throughout Fiscal 2007 net income on a pace at or above the financial goals established under the Non-Equity Incentive Plan.

      Other Employee Benefits and Non-Cash Compensation

     In addition to the cash compensation described above, certain perquisites and benefits are provided to our Named Executive Officers in cash, in-kind or through direct payment to third party providers. The Company believes these perquisites and benefits help us to be competitive in attracting and retaining senior management and are commensurate with the experience and skill of our Named Executive Officers. In Fiscal 2006, the total value of these perquisites and benefits for the Named Executive Officers ranged from approximately 3% to approximately 6% of base salary of the applicable Named Executive Officer.

     Certain perquisites are provided in accordance with the respective employment agreements of the Named Executive Officers. Mr. Wildrick receives an allowance to be used, in his discretion, for a car and/or for club dues. Messrs. Black and Hensley, who joined the Company more recently than Mr. Ullman, receive a car allowance. Mr. Ullman receives the use of a Company-leased car. When Mr. Ullman joined the Company, the Company’s practice was to lease cars for its top executives.

     Certain benefits are made available by the Company under broad-based programs offered to most of our employees, including the Named Executive Officers. Such benefits include insurance for medical, prescription drugs, dental, vision, long-term disability, life and accidental death and dismemberment and a legal services plan. For each of the Named Executive Officers, the Company pays for these insurance and plan benefits, as well as insurance for up to $2,500 of medical expense reimbursement. The Company also sponsors a 401(k) plan. In the event the Company elects to make a discretionary contribution to employees’ 401(k) accounts, the Named Executive Officers would be eligible to participate on the same basis all other eligible employees; provided, however, that the contribution for certain executives may be limited by IRS rules.

     Certain of our Named Executive Officers and other executives participate in a non-qualified deferred compensation plan. We do not contribute to the plan or guarantee or supplement deemed investment returns on the participants’ accounts. We offer this plan because it provides an opportunity for the participants to save for future financial needs at little cost to the Company. Providing this non-qualified deferred compensation plan contributes to the Company’s attractiveness as an employer, thereby serving as a retention tool. The plan essentially operates as an uninsured, tax-advantaged personal brokerage account of the participant. Participation in the non-qualified deferred compensation plan does not affect the participant’s base salary or annual non-equity incentive compensation.

     For a more detailed discussion of the deferred compensation arrangements relating to our Named Executive Officers, see the 2006 Nonqualified Deferred Compensation table and accompanying narrative below.

Impact of Regulatory Requirements

     Internal Revenue Code Section 162(m) generally limits the deductibility of applicable employee remuneration with respect to any Named Executive Officer to the extent that the amount of such remuneration for the taxable year with respect to such officer exceeds $1 million. In making compensation design and award decisions, the Company takes Section 162(m) into account in determining the total compensation cost which may be incurred by the Company. If, consistent with our business needs and without violating contractual obligations, we are able to structure compensation arrangements to eliminate the effects of Section 162 (m), we will do so. If, however, the Company’s business needs dictate hiring or compensation decisions which may result in the Company incurring non-deductible compensation expense, the Company will take such actions as may be necessary to meet those needs. For example, a much sought-after candidate for employment may be able to command in the marketplace compensation arrangements which do not meet the exceptions to the deductibility limitations under Section 162 (m). In Fiscal 2006, Section 162(m) did not limit the deductibility of any compensation paid by the Company other than compensation paid to Mr. Wildrick. The non-deductible portion of Mr. Wildrick’s Fiscal 2006 compensation was approximately $2.7 million. The Company estimates that the value of the lost deduction is approximately $1.0 million.

     The Company has adopted the Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”), which generally requires a public entity to measure the cost of employee services received for an award of equity instruments based on the grant-date fair value of the award. The adoption of FAS 123R had no material effect on our financial statements, because, at the time of the adoption, all options previously issued under our Equity Incentive Plans were fully vested. The Company does not expect any material effect in Fiscal 2007 as a result of the adoption of FAS 123R because no options are currently available for issuance under the Equity Incentive Plans. The effect of the adoption of FAS 123R can only be measured if and when options become available and are granted by the Company in the future.

COMPENSATION COMMITTEE REPORT

     The undersigned, constituting all of the members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and, based on such review and discussion, have recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
David A. Preiser (Chairman)
Andrew A. Giordano
Sidney H. Ritman

EXECUTIVE COMPENSATION

     The following tables, narrative and footnotes discuss the compensation for Fiscal 2006 of our Named Executive Officers. We follow the National Retail Federation’s “4-5-4” retail calendar, whereby for each fiscal quarter, the first month contains four weeks, the second month contains five weeks and the third month contains four weeks (each week containing the seven days from Sunday through Saturday). Dividing the retail calendar into 52 weeks of seven days each, or 364 days, leaves an extra day each year to be accounted for in a future fiscal period. As a result every five to six years a week is added to the fiscal calendar. Fiscal 2006 was a 53 week year. The actual salary paid to each Named Executive Officer in Fiscal 2006 is therefore different from such officer’s annualized salary amount.

FISCAL 2006 SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning compensation earned by our Named Executive Officers for Fiscal 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Options Award ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert N. Wildrick	2006	1,084,272	-	-	-	2,667,278	-	35,943	3,787,493
Chief Executive Officer
and Executive Chairman

David E. Ullman	2006	376,080	-	-	-	325,000	-	22,979	724,059
Executive Vice President-
Chief Financial Officer

R. Neal Black	2006	499,981	-	-	-	400,000	1,148	23,925	925,054
President-Chief
Merchandising Officer

Robert B. Hensley	2006	398,750	-	-	-	355,000	-	23,797	777,547
Executive Vice President-
Store Operations, Real
Estate and Human Resources

Bonus

     The Company paid no discretionary bonuses or other compensation in Fiscal 2006 reportable as bonuses as defined under SEC rules.

Stock Awards

      The Company issued no stock awards to the Named Executive Officers in Fiscal 2006.

Option Awards

      The Company issued no option awards to the Named Executive Officers in Fiscal 2006.

Non-Equity Incentive Plan Compensation

     The amounts reported in the Non-Equity Incentive Plan Compensation column reflect amounts earned by, and payable to, each Named Executive Officer for Fiscal 2006 under the Non-Equity Incentive Plan. Payments under the Non-Equity Incentive Plan were calculated as described in the Compensation Discussion and Analysis above. The non-equity incentive compensation paid to the Named Executive Officers in Fiscal 2007 for performance in Fiscal 2006 represents the maximum potential award that could have been earned under the Fiscal 2006 Non-Equity Incentive Plan.

Changes in Pension Value and Nonqualified Deferred Compensation Earnings

     The Company does not maintain a pension plan for which the Named Executive Officers are eligible. The amounts set forth in column (h) represent the above-market earnings, if any, by the Named Executive Officers on their respective accounts in the Company’s non-qualified deferred compensation plan. SEC regulations consider the “market rate” of interest to be 120% of the applicable federal long-term rate (the “AFR”). The above-market earnings credited to the participants in the non-qualified deferred compensation plan were calculated as the difference between the return earned on such participants’ accounts during Fiscal

2006 and the interest that would have been earned at a rate equal to 120% of the AFR.

All Other Compensation

     The amounts reported as All Other Compensation in column (i) consist of amounts provided to the Named Executive Officers with respect to (a) either an allowance for a car and club dues, an allowance for a car or the use of a Company-leased car; (b) the cost of the legal services plan and of insurance for health, prescription drugs, medical expense reimbursement, dental, vision, long-term disability, life, and accidental death and dismemberment; and (c) amounts contributed by the Company for the Named Executive Officer under the Company’s 401(k) plan. Except with respect to Mr. Ullman, the amounts shown in column (a) below are cash allowances and reflect the actual dollar amounts paid in Fiscal 2006. With respect to Mr. Ullman, the amount shown in column (a) reflects the value of Mr. Ullman’s personal use of a Company-leased car during Fiscal 2006.

	All Other Compensation ($)
Named Executive Officer	(a)	(b)	(c)	Total
Robert N. Wildrick	21,404	9,699	4,840	35,943
David E. Ullman	9,852	8,287	4,840	22,979
R. Neal Black	9,785	9,300	4,840	23,925
Robert B. Hensley	9,785	9,172	4,840	23,797

FISCAL 2006 GRANTS OF PLAN-BASED AWARDS

     The following table sets forth information concerning grants of non-equity awards earned by our Named Executive Officers for Fiscal 2006.

Name	Grant	Estimated Future Payouts			Estimate Future Payouts			All	All Other	Exercise
	Date	Under Non-Equity Incentive			Under Equity Incentive			Other	Option	or Base
		Plan Awards(1)			Plan Awards(2)			Stock	Awards:	Price of
		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards:	Number	Option
		($)	($)	($)	(#)	(#)	(#)	Number	of	Awards
								of	Securities	($/sh)
								Shares	Under-
								of Stock	lying
								or Units(3)	Options(4)
								(#)	(#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Robert N. Wildrick		666,819	1,333,638	2,667,278	-	-	-	-	-	-
David E. Ullman		243,750	325,000	325,000	-	-	-	-	-	-
R. Neal Black		325,000	400,000	400,000	-	-	-	-	-	-
Robert B. Hensley		256,750	355,000	355,000	-	-	-	-	-	-

(1)

This column presents information about the potential payout under the Company’s Non-Equity Incentive Plan for Fiscal 2006. The actual amount was paid in April 2007 and is reflected in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.” For a more detailed description of the Non-Equity Incentive Plan, see the “Non-Equity Incentive Compensation” section of the Compensation Disclosure and Analysis above. For Mr. Wildrick, the “threshold” amount represents the amount payable at the lowest of three earnings per share levels at which any award is payable; the “target” amount is the amount payable at the second earnings per share level; and the “maximum” amount is the amount payable at the highest of the three earnings per share levels. For the other Named Executive Officers, the “threshold” amount represents the amount payable at the lower of two net income levels at which any award is payable; and the “maximum” is the amount payable at the higher of the two net income levels. The Non-Equity Incentive Plan does not specify a “target” amount; therefore the respective amounts in the “target” column for Messrs. Ullman, Black and Hensley are representative amounts based on the Company’s actual Fiscal 2006 performance. If the Company’s Fiscal 2005 financial performance was used in the determination of non-equity incentive compensation for Messrs. Ullman, Black and Hensley in respect of the Non-Equity Incentive Plan for Fiscal 2006 performance, these executive officers would not have earned non-equity incentive compensation for Fiscal 2006 because the net income thresholds established under the Non-Equity Incentive Plan for Fiscal 2006 performance were in excess of Fiscal 2005 net income.

(2)	The Company did not grant any Equity Incentive Plan Awards in Fiscal 2006.

(3)	The Company did not grant any other stock awards in Fiscal 2006.

(4)	The Company did not grant any other option awards in Fiscal 2006.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

     We have entered into employment agreements with each of our Named Executive Officers. The material terms of each employment agreement relating to the information disclosed in the tables above are discussed below. Each Named Executive Officer is entitled to certain payments following the termination of his employment with the Company. Information with respect to these termination payments is set forth in the section below entitled “Potential Payments upon Termination or Change in Control.”

Robert N. Wildrick

      Mr. Wildrick is our Chief Executive Officer and Executive Chairman and is employed pursuant to an amended employment agreement that expires on January 31, 2009. The employment agreement establishes an annual base salary. Pursuant to his employment agreement, Mr. Wildrick is entitled to an annual cost of living increase to his base salary, tied to the Consumer Price Index. Mr. Wildrick’s employment agreement also provides for the payment of non-equity incentive compensation based on the achievement by the Company of annual earnings per share goals, as described in more detail in the Compensation Discussion and Analysis section above. As the Company’s earnings per share in Fiscal 2006 exceeded the maximum target established under his employment agreement for such year, Mr. Wildrick’s non-equity incentive compensation was 250% of his Fiscal 2006 annualized base salary. Mr. Wildrick received no bonus, stock awards or option awards in Fiscal 2006. Upon reviewing the most recently available Consumer Price Index data, the Compensation Committee approved for Mr. Wildrick a salary of $1,092,517 for Pay Year 2007.

David E. Ullman

     Mr. Ullman is our Executive Vice President-Chief Financial Officer and is employed pursuant to an amended and restated employment agreement that expires on January 31, 2009. Pursuant to his employment agreement, Mr. Ullman is eligible for non-equity incentive compensation, as described in more detail in the Compensation Discussion and Analysis section above. Upon a review of the Company’s and Mr. Ullman’s performance in Fiscal 2006, the Compensation Committee approved for Mr. Ullman a salary of $440,000 for Pay Year 2007 and non-equity incentive compensation of up to $285,000 for performance in Fiscal 2007.

R. Neal Black

     Mr. Black is our President and Chief Merchandising Officer and is employed pursuant to an amended and restated employment agreement that expires on January 31, 2009. Pursuant to his employment agreement, Mr. Black is eligible for non-equity incentive compensation, as described in more detail in the Compensation Discussion and Analysis section above. Upon a review of the Company’s and Mr. Black’s performance in Fiscal 2006, the Compensation Committee approved for Mr. Black a salary of $560,000 for Pay Year 2007 and non-equity incentive compensation of up to $365,000 for performance in Fiscal 2007.

Robert B. Hensley

     Mr. Hensley is our Executive Vice President-Store Operations, Real Estate and Human Resources and is employed pursuant to an amended and restated employment agreement that expires on January 31, 2009. Pursuant to his employment agreement, Mr. Hensley is eligible for non-equity incentive compensation, as described in more detail in the Compensation Discussion and Analysis section above. Upon a review of the Company’s and Mr. Hensley’s performance in Fiscal 2006, the Compensation Committee approved for Mr. Hensley a salary of $470,000 for Pay Year 2007 and non-equity incentive compensation of up to $305,000 for performance in Fiscal 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR-END

     The following table reflects outstanding stock options held by the Named Executive Officers as of February 3, 2007.

Name	Option Awards					Stock Awards
	Number of	Number of	Equity	Option	Option	Number	Market	Equity	Equity
	Securities	Securities	Incentive	Exercise	Expiration	of Shares	Value of	Incentive	Incentive
	Underlying	Underlying	Plan Awards:	Price	Date	or Units	Shares or	Plan	Plan
	Unexercised	Unexercised	Number of	($)		of Stock	Units of	Awards:	Awards:
	Options(1)	Options	Securities			That	Stock	Number	Market or
	(#)	(#)	Underlying			Have Not	That	of	Payout
	Exercisable	Unexercisable	Unexercised			Vested	Have Not	Unearned	Value of
			Unearned			(#)	Vested	Shares,	Unearned
			Options				($)	Units or	Shares,
			(#)					Other	Units or
								Rights	Other
								That Have	Rights
								Not	That
								Vested	Have
								(#)	Not
Vested
($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert N. Wildrick	-	-	-	-	-	-	-	-	-

David E. Ullman	8,593	-	-	2.5600	10/06/07	-	-	-	-
	46,875	-	-	4.5862	03/15/12	-	-	-	-
	58,593	-	-	9.8771	03/14/13	-	-	-	-

R. Neal Black	42,968	-	-	1.4931	01/10/10	-	-	-	-
	21,802	-	-	4.5862	03/15/12	-	-	-	-
	43,683	-	-	9.8771	03/14/13	-	-	-	-

Robert B. Hensley	58,593	-	-	9.8771	03/14/13	-	-	-	-

(1)	All outstanding options held by the Named Executive Officers had been subject to vesting and are now fully vested. Each option expires on the tenth anniversary of its grant date.

FISCAL 2006 OPTION EXERCISES AND STOCK AWARDS

     The following table provides information regarding option awards exercised by the Named Executive Officers during Fiscal 2006.

Name	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired	on Exercise	Acquired	on Vesting
	on Exercise	($)	on Vesting	($)
	(#)		(#)

(a)	(b)	(c)	(d)	(e)
Robert N. Wildrick(1)	611,173 (2)	23,794,896 (3)	-	-
David E. Ullman	-	-	-	-
R. Neal Black	-	-	-	-
Robert B. Hensley	-	-	-	-

(1)

In Fiscal 2006, Mr. Wildrick acquired Company shares on exercise of option awards and sold those shares pursuant to a 10b5-1 trading plan entered into on October 3, 2005 (the “Trading Plan”). In order to provide for the greatest possible dissemination of information prior to making any trades under the Trading Plan, the initial transactions under the Trading Plan were deferred until, at the earliest, the third trading day following the filing with the SEC of the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2005 (the “Effective Date”). The Effective Date was December 8, 2005, which was more than two months after the Trading Plan was entered into. Mr. Wildrick currently holds no options to acquire Company shares and is the beneficial holder of 292,968 shares of Company common stock.

(2)

The distribution date of the third Stock Dividend was February 15, 2006 (the “Distribution Date”). Company shares traded on the Distribution Date without adjustment for the third Stock Dividend and opened on the following day on an adjusted basis. From January 29, 2006 (the first day of Fiscal 2006) through the Distribution Date, Mr. Wildrick had sold 408,423 shares pursuant to the Trading Plan. As of the Distribution Date, 162,200 shares remained to be sold under the Trading Plan. As of market opening on the day following the Distribution Date, those 162,200 shares were adjusted on a 5/4 basis to become 202,750 shares, which were sold under the Trading Plan during Fiscal 2006. The number of shares shown in column (b) is the total of 408,423 (the number of shares sold by Mr. Wildrick in Fiscal 2006 through the Distribution Date) and 202,750 (the number of shares sold by Mr. Wildrick during Fiscal 2006 after the Distribution Date).

(3)

The dollar amount realized upon exercise has been determined as the difference between the market price of the shares at exercise (as determined by actual open-market sales) and the exercise price of the options.

FISCAL 2006 PENSION BENEFITS

     The Pension Benefits table is omitted as the Company does not offer pension benefits to the Named Executive Officers.

FISCAL 2006 NONQUALIFIED DEFERRED COMPENSATION

     The following table shows the nonqualified deferred compensation benefits for each Named Executive Officer during Fiscal 2006.

Name	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)
Robert N. Wildrick	-	-	-	-	-
David E. Ullman	-	-	4,522	-	98,783
R. Neal Black	100,529	-	27,472	-	562,249
Robert B. Hensley	37,654	-	5,165	-	250,127

     The Company maintains a nonqualified deferred compensation plan under which certain executives, including the Named Executive Officers, may defer up to 15% of their base salary and up to 15% of their annual non-equity incentive compensation. Effective salary deferral elections must be made by eligible executives prior to the end of the calendar year with respect to salary amounts to be earned in the following year; effective non-equity incentive compensation deferral elections must be made no later than six months prior to the end of the applicable performance period. Participants in the nonqualified deferred compensation plan direct the investment of the deferred amounts by selecting one or more funds offered by The Vanguard Group. Participants may change their investment selection by contacting the Company. The Company does not restrict the frequency of changes in the investment selection. However, The Vanguard Group maintains a frequent-trading policy which generally prohibits buying or exchanging back into the same fund if a participant has sold or exchanged shares of that fund within 60 calendar days. The value of the participant’s investment will increase or decrease based on the performance of the underlying mutual funds.

     The amounts reported in column (d) above represent the aggregate earnings (which include interest, dividends and dividend equivalents) on each Named Executive Officer’s investment in such Named Executive Officer’s selected funds. Pursuant to SEC regulations, all earnings on nonqualified deferred compensation in excess of 120% of the AFR are deemed “above market” earnings. Based on the performance of the funds selected by the Named Executive Officers, only Mr. Black had “above market” earnings on non-qualified deferred compensation in Fiscal 2006. Mr. Black’s “above market” earnings, in the amount of $1,148, are reported in column (h) of the Summary Compensation Table above.

     The Company does not contribute to the nonqualified deferred compensation plan or guarantee or supplement deemed investment returns on the participants’ accounts. Amounts deferred under the plan are held in trust for payment of benefits under the plan, subject to the claims of the Company’s general creditors.

     A participant may begin to receive distributions under the plan within thirty (30) days after the latest quarterly valuation of his account upon the occurrence of one of the following events: (a) attainment of age 62; (b) termination of employment with the Company; (c) death; (d) disability; and (e) hardship. Upon the death of a participant, his entire interest shall be paid to his beneficiary. Otherwise, distributions may be paid in a single lump sum or a series of substantially equal payments.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

     The table below shows the potential payments due to our Named Executive Officers upon termination or change in control based on the assumption that the event triggering such payments took place on the last day of Fiscal 2006. The amounts listed below as “2006 Non-Equity Incentive Compensation” were actually paid in April 2007 pursuant to the 2006 Non-Equity Incentive Plan. If the employment agreements had terminated on February 3, 2007 (the last day of Fiscal 2006), which they did not, the non-equity incentive compensation would still have been paid in April 2007. The 2006 non-equity incentive compensation would not have been paid twice. Columns (b) through (f) each represent a different circumstance under which payments may potentially be due pursuant to the employment agreements. The “Total” in any one column for any one Named Executive Officer represents that officer’s potential payment under the applicable circumstance. The “Totals” are independent of one another and not cumulative for any one Named Executive Officer.

Name	Termination	Termination	Termination	Expiration	Termination
	without	by Company	by Executive	at the	within 90
	Cause by	for Cause	without Good	Election of	Days of a
	Company or	($)	Reason or as a	Company	Change in
	for Good		Result of the	($)	Control
	Reason by		Death or		($)
	Executive		Disability of
	($)		Executive
			($)

(a)	(b)	(c)	(d)	(e)	(f)
Robert N. Wildrick
Base Salary	-	-	-	-	-
2006 Non-Equity Incentive Compensation	666,820	666,820	666,820	666,820	666,820
Termination Payment	1,500,000	-	-	-	1,800,000
Insurance	104,287	-	104,287	104,287	104,287
Total	2,271,107	666,820	771,107	771,107	2,571,107
David E. Ullman
Base Salary	562,500	-	-	562,500	-
2006 Non-Equity Incentive Compensation	325,000	325,000	325,000	325,000	-
Total	887,500	325,000	325,000	887,500	-
R. Neal Black
Base Salary	500,000	-	-	500,000	-
2006 Non-Equity Incentive Compensation	400,000	400,000	400,000	400,000	-
Total	900,000	400,000	400,000	900,000	-
Robert B. Hensley
Base Salary	395,000	-	-	395,000	-
2006 Non-Equity Incentive Compensation	355,000	355,000	355,000	355,000	-
Total	750,000	355,000	355,000	750,000	-

      Termination without Cause by Company or for Good Reason by Executive (Column (b))

     Under the terms of the employment agreements with the Named Executive Officers, if the employment period is terminated by the Company without “cause” (as defined below) or by the executive for “good reason” (as defined below), the Company will be obligated to make a termination payment, in addition to paying the executive’s base salary through the date of termination. For Mr. Wildrick, the termination payment is an agreed-upon amount payable in one lump sum. For Messrs. Ullman, Black and Hensley, the termination payment is based on the Named Executive Officer’s base salary and is payable in equal weekly installments over the term corresponding to the amount due. Mr. Ullman is entitled to 18 months of salary. Messrs. Black and Hensley are entitled to 12 months of salary.

     Without limiting the terms and conditions of the respective employment agreements between the Named Executive Officers and the Company, the term “cause,” as used in the employment agreements, generally means (a) the conviction of the Named Executive Officer of a felony involving money or other property of the Company or any other felony or offense involving moral turpitude; (b) the willful commission of an act not approved of or ratified on behalf of the Company involving a material conflict of interest or self-dealing relating to any material aspect of the Company’s business or affairs; (c) the willful commission of any act of fraud or misrepresentation related to the business of the Company which would materially and negatively impact upon the Company; or (d) the willful and material failure of the Named Executive Officer to comply with the lawful orders of the Company, provided such orders are consistent with the duties, responsibilities and/or authority of his office.

     Without limiting the terms and conditions of the respective employment agreements between the Named Executive Officers and the Company, the term “good reason,” as used in the employment agreements, generally means any material breach by the Company of any provision of the employment agreement which is not cured within 30 days after notice. However, no notice is required for the Company’s failure to pay timely (or any reduction in) compensation or benefits paid or payable to the Named Executive Officer pursuant to the employment agreement.

      Termination by Company for Cause (Column (c))

     Under the terms of the employment agreement with each Named Executive Officer, if the employment period is terminated by the Company for cause, the executive will be paid his base salary through the date of termination and any non-equity incentive compensation earned through the date of termination, but is not entitled to any other payments.

      Termination by Executive without Good Reason or as a Result of the Death or Disability of Executive (Column (d))

     Under the terms of the employment agreement with each Named Executive Officer, if the employment period is terminated by the executive without good reason or as a result of the death or disability of the executive, the executive will be paid his base salary through the date of termination and any non-equity incentive compensation earned through the date of termination, but is not entitled to any other payments. In addition, Mr. Wildrick is entitled to certain insurance-related benefits if the employment period is terminated by him without good reason or as a result of his disability.

      Expiration at the Election of Company (Column (e))

     Under the terms of their respective employment agreements, in the event the Company elects not to renew the employment agreements of Messrs. Ullman, Black or Hensley, the executive will be entitled to severance payments. Mr. Ullman is entitled to 18 months of salary and Messrs. Black and Hensley are entitled to 12 months of salary, in each case payable in equal, weekly installments over the term corresponding to the amount due. Mr. Wildrick’s amended employment agreement does not provide for severance upon expiration of the employment term.

      Termination within 90 Days of a Change in Control (Column (f))

     Mr. Wildrick may terminate his employment agreement with the Company at any time within 90 days following a “change in control” (as defined below) of the Company. In the event of such termination, or if the Company terminates the employment agreement for cause within 90 days following a change in control, the Company will make the payments to Mr. Wildrick as set forth above. In the event the employment agreement for one of the other Named Executive Officers is terminated within 90 days of a change in control, the termination payment would be calculated based upon the circumstances described in the notes to columns (b), (c), (d) or (e), as applicable. A change in control does not affect the calculation of these termination payments.

     Without limiting the terms and conditions of Mr. Wildrick’s employment agreement with the Company, the term “change in control,” as used in the employment agreement, generally means (a) the acquisition by any “person” (as defined in the Securities Exchange Act of 1934, as amended) of beneficial ownership of 51% or more of the stock of the Company; (b) the acquisition by any such “person” of beneficial ownership of 30% or more of the stock of the Company and a change in the majority of the Board; or (c) the merger, consolidation or liquidation of the Company or the sale or disposition of all or substantially all of the assets of the Company.

      Additional Notes Regarding Potential Post-Employment Payments and Obligation

      Insurance

     In the event Mr. Wildrick’s employment agreement expires or terminates for any reason whatsoever other than by the Company for cause, the Company will provide to Mr. Wildrick during the remainder of his life such medical, dental, vision and medical expense reimbursement insurance as Mr. Wildrick was receiving from the Company at the time of such expiration or termination, provided, however, that the cost thereof shall not exceed $11,000 per year. In the event that such cost shall exceed $11,000 per year, Mr. Wildrick shall have the right to (a) continue receiving such insurance coverage and pay to the Company the difference between the annual cost thereof and $11,000, or (b) receive such lesser coverage as Mr. Wildrick shall notify the Company he elects to receive up to a maximum cost of $11,000 per year. Based on assumptions used for financial reporting purposes under generally accepted accounting principals, the estimated value of this benefit as of February 3, 2007 is $104,287.

      Non-Equity Incentive Compensation

     The employment agreements use the word “bonus” to refer to payments which are designated as “non-equity incentive compensation” under SEC regulations and in this Proxy Statement. The employment agreements generally provide that in the event the employment period ends for any reason whatsoever on a day prior to payment of any bonus the executive may have earned for the previous fiscal year, the Company will pay such bonus to the executive as and when such bonus would otherwise have been paid had the employment period not ended. The employment agreements also generally provide that when and if bonuses are generally paid to employees of the Company for the fiscal year in which the termination occurs, the Company will pay to the executive a pro-rated bonus based on the number of days the executive was employed by the Company during such fiscal year. For the purpose of determining eligibility for payment of a pro-rata bonus, it is assumed that all, if any, conditions to payment of the bonus which were based upon performance by the executive (e.g. personal performance goals) were satisfied.

      Non-compete Covenants

     Following the termination of an employment agreement, the Named Executive Officer is generally subject to non-compete covenants. The period of time during which such covenants are in effect varies depending upon the circumstances of termination. Generally, the non-competition term is six months. If the Named Executive Officer resigns without good reason, the term is 12 months. If post-termination payments are being made for longer than the otherwise applicable period, the non-compete covenants will be effective while such payments are being made. For Mr. Wildrick, in the event (a) the Company terminates his employment agreement for cause or (b) Mr. Wildrick terminates his employment agreement without good reason, Mr. Wildrick has agreed not to compete with the Company for the period from the date of termination through earlier to occur of (y) the third anniversary of the date of termination or (z) January 31, 2009.

DIRECTOR COMPENSATION

     The Compensation Committee evaluates and sets the appropriate level and form of compensation for Independent Directors. Management assists the Compensation Committee in connection with this process as needed. Independent Directors are compensated as follows:

      Cash Compensation

     Each Independent Directors listed in the table below receives an annual retainer of $20,000. Each committee chair receives an additional annual retainer of $25,000 and our Chairman of the Board and Lead Independent Director receives an additional annual retainer of $60,000. Each Independent Director also receives (a) attendance fees of $2,500 per Board meeting and $1,000 per Committee meeting and (b) reimbursement for an annual acquisition of our common stock having a market value of $15,000 as of the time of acquisition, plus actual brokerage fees incurred (collectively, the “Stock Acquisition Reimbursement”). Stock Acquisition Reimbursements not used by an Independent Director in any given year may be used in a subsequent year, without any reduction in the Stock Acquisition Reimbursement attributable to such subsequent year. One-half of the usual meeting attendance fee (i.e., $1,250 and $500, respectively) is paid to each Independent Director for participation in each telephonic Board or Committee meeting. All directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attending meetings of the Board or of a Committee.

      Option Grants

     Eligibility to receive option grants is subject in all respects to the availability of shares reserved under the Equity Incentive Plans. Awards have been granted with respect to all shares reserved under the Equity Incentive Plans. Therefore, no further formula awards (as described below) under the Equity Incentive Plans can be granted unless shares become available as a result of the forfeiture of existing options.

     Our Independent Directors are eligible to receive option grants under the Equity Incentive Plans. Both plans provide for an adjustment of options and the exercise price per share of options in the event of a stock dividend. All references to options in this section have been adjusted to reflect the Stock Dividends.

     Under our 1994 Equity Incentive Plan, Messrs. Giordano, Gladstein, Preiser and Wildrick received an option to purchase up to 46,875 shares of common stock at an exercise price equal to the fair market price of a share of common stock on August 1, 1994, the grant date (the “1994 Initial Formula Award”). All of the recipients were Independent Directors on the grant date. The option vested as to 9,375 shares of common stock on the first day of each year following the grant date until it was fully vested, except that any optionee who failed to attend at least 75% of the Board meetings in any calendar year automatically forfeited the right to exercise such portion of the option that would otherwise have become exercisable on the next following January 1, which portion ceased to have any force or effect. All of the options under the 1994 Initial Formula Award either have vested or were forfeited as of January 1, 1999.

     Also pursuant to the 1994 Equity Incentive Plan, and except as provided below, Messrs. Giordano, Gladstein, Preiser and Wildrick received on or about August 1 of each year an immediately exercisable option to purchase up to 2,343 shares of common stock at an exercise price equal to the fair market price of the common stock on the date of grant (the “1994 Annual Formula Award”; the 1994 Initial Formula Award and the 1994 Annual Formula Award are hereinafter collectively referred to as the “1994 Formula Awards”). Notwithstanding the foregoing, neither Mr. Giordano nor Mr. Wildrick received a 1994 Annual Formula Award at any time they, respectively, served as chief executive officer of the Company. Options granted under the 1994 Formula Awards generally expire and cease to be of any force or effect on the earlier of the tenth anniversary of the date of any such grant or the first anniversary of the date on which an optionee is no longer a member of the Board.

     Messrs. Giordano, Gladstein and Preiser are eligible for annual formula awards pursuant to the 2002 Equity Incentive Plan upon substantially the same terms and conditions as the 1994 Annual Formula Awards. For any particular year, such directors are eligible to receive annual formula awards under either the 1994 Equity Incentive Plan or the 2002 Equity Incentive Plan, but not both. No director received an initial formula award under the 2002 Equity Incentive Plan. No annual formula or other awards were granted to directors in Fiscal 2006.

Name	Fees Earned	Stock	Option	Non-Equity	Change in	All Other	Total
	or Paid in	Awards	Awards	Incentive	Pension	Compensation	($)
	Cash	($)(2)	($)(3)	Plan	Value and	($)
	($)(1)			Compensation	Nonqualified
				($)	Deferred
					Compensation
					Earnings
					($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Andrew A. Giordano	94,250	-	-	-	-	-	94,250
Gary S. Gladstein	32,250	-	-	-	-	-	32,250
William E. Herron	71,741	-	-	-	-	-	71,741
David A. Preiser	84,926	-	-	-	-	-	84,926
Sidney H. Ritman	44,761	-	-	-	-	-	44,761

(1)

Amounts reported in column (b) represent retainers, attendance fees and Stock Acquisition Reimbursements, all as more fully set forth above. Messrs. Giordano and Gladstein did not use their respective Stock Acquisition Reimbursements in Fiscal 2006. Mr. Giordano used his Fiscal 2006 Stock Acquisition Reimbursement in Fiscal 2007. Mr. Preiser used his Fiscal 2005 and Fiscal 2006 Stock Acquisition Reimbursements in Fiscal 2006. Column (b) amounts consist of the following:

Name	Annual	Lead	Committee	Meeting	Stock	Total
	Retainer	Independent	Chair	Fees	Acquisition	($)
	($)	Director	Retainer	($)	Reimbursement
		Retainer	($)		($)
		($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Andrew A. Giordano	20,000	60,000	-	14,250	-	94,250
Gary S. Gladstein	20,000	-	-	12,250	-	32,250
William E. Herron	20,000	-	25,000	11,500	15,241	71,741
David A. Preiser	20,000	-	25,000	9,500	30,426	84,926
Sidney H. Ritman	20,000	-	-	9,750	15,011	44,761

(2)	There are no stock awards to the Directors outstanding at fiscal year-end.

(3)	At fiscal year-end, option awards outstanding to the directors are as follows: Mr. Giordano–37,560; Mr. Gladstein–63,903; Mr. Herron–12,500; Mr. Preiser–75,618; and Mr. Ritman–0.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During Fiscal 2006, no interlocking relationship existed between the members of our Compensation Committee and the board of directors or compensation committee of any other company.

TRANSACTIONS WITH RELATED PERSONS

     The Audit Committee, which is responsible for reviewing and approving any related person transactions in accordance with the Nasdaq Rules, considers information regarding potential relationships between the Company and the directors or executive officers, if any. Historically, the Company has not been involved in any related person transaction with any of its directors, executive officers or their immediate family members.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of the Record Date by (1) each Named Executive Officer, (2) each director, (3) all directors and executive officers as a group, and (4) each person (or group) that beneficially owns more than 5% of our common stock. Unless otherwise indicated, each of the stockholders can be reached at our principal executive offices located at 500 Hanover Pike, Hampstead, Maryland 21074.

	Shares Beneficially Owned*
	Number	Percent
R. Neal Black (1)	149,624	**
Robert B. Hensley (2)	89,764	**
David E. Ullman (3)	164,061	**
Robert N. Wildrick	292,968	1.62%
Andrew A. Giordano	36,140	**
Gary S. Gladstein (4)	130,504	**
William E. Herron (5)	13,460	**
David A. Preiser (6)	120,396	**
Sidney H. Ritman	8,033	**
Wellington Management Company, LLP (7)	2,039,259	11.28%
Munder Capital Management (8)	1,449,119	8.01%
Mellon Financial Corporation (9)	1,265,008	7.00%
FMR Corporation (10)	1,121,876	6.20%
Thompson, Siegel & Walmsley, Inc. (11)	1,012,362	5.60%
Putnam, LLC (12)	975,163	5.39%
Skyline Asset Management, LP (13)	936,400	5.18%
All directors and executive officers as a group (9 persons) (14)	1,004,950	5.43%

*

If indicated by footnote, the number of shares beneficially owned includes shares of our common stock issuable upon the exercise of all options exercisable within 60 days of the Record Date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and/or investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on 18,082,386 shares of our common stock outstanding as of the Record Date, plus the number of options exercisable by the applicable individual(s) with 60 days of the Record Date. To our knowledge and based on reviews of Forms 4 and Schedules 13D and Schedules 13G filed with the Securities and Exchange Commission, except as disclosed in this table, no other stockholder beneficially owned more than 5% of our outstanding shares of common stock as of the Record Date.

**	Represents less than 1%.

(1)	Mr. Black’s shares include currently exercisable options to purchase 108,453 shares of common stock.

(2)	Mr. Hensley’s shares include currently exercisable options to purchase 58,593 shares of common stock.

(3)	Mr. Ullman’s shares include currently exercisable options to purchase 114,061 shares of common stock.

(4)	Mr. Gladstein’s shares include currently exercisable options to purchase 63,903 shares of common stock.

(5)	Mr. Herron’s shares include currently exercisable options to purchase 12,500 shares of common stock.

(6)	Mr. Preiser’s shares include currently exercisable options to purchase 75,618 shares of common stock.

(7)

The information in the table above and in this footnote is based on a Schedule 13G (Amendment No.1), dated February 14, 2007, filed with the Securities and Exchange Commission by Wellington Management Company LLP (“Wellington Management”). The securities as to which such Schedule was filed by Wellington Management, in its capacity as investment adviser, are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of the Company’s securities. The principal business address of Wellington Management is 75 State Street, Boston, Massachusetts 02109.

(8)

The information in the table above and in this footnote is based a Schedule 13G (Amendment No. 1), dated February 12, 2007, filed with the Securities and Exchange Commission by Munder Capital Management (“Munder”). While Munder is the beneficial owner of the shares of common stock of the Company, Munder is the beneficial owner of such stock on behalf of numerous clients who have the right to receive and the power to direct the receipt of dividends from, or the proceeds of the sale of, such common stock. No such client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of the common stock. The principal business address of Munder is Munder Capital Center, 480 Pierce Street, Birmingham, MI 48009.

(9)

The information in the table above and in this footnote is based a Schedule 13G, dated February 12, 2007, filed with the Securities and Exchange Commission by Mellon Financial Corporation (“Mellon Financial”). All of the securities are beneficially owned by Mellon Financial and direct or indirect subsidiaries in their various fiduciary capacities. As a result, another entity in every instance is entitled to dividends or proceeds of sale. The principal business address of Mellon Financial is One Mellon Center, Pittsburgh, Pennsylvania 15258.

(10)

The information in the table above and in this footnote is based on a Schedule 13G, dated February 14, 2007, filed with the Securities and Exchange Commission by FMR Corp. (“FMR”). Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of the Company. The interest of one person, Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940, in the common stock of the Company, amounted to 1,121,876 shares or 6.227% of the total outstanding Common Stock at December 31, 2006. The principal business address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)

The information in the table above and in this footnote is based on a Schedule 13G, dated February 12, 2007, filed with the Securities and Exchange Commission by Thompson, Siegel & Walmsley, Inc. The principal business address of Thompson, Siegel & Walmsley, Inc. is 6806 Paragon Place, Suite 300, Richmond, Virginia 23230.

(12)

The information in the table above and in this footnote is based on a Schedule 13G, dated January 25, 2007, filed with the Securities and Exchange Commission by Putnam, LLC d/b/a Putnam Investments (PI), which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (M&MC). PI wholly owns two registered investment advisers: Putnam Investment Management, LLC. (PIM), which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company, LLC. (PAC), which is the investment adviser to Putnam’s institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund’s trustees have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients. In the Schedule 13G, M&MC and PI declared that the filing of the Schedule 13G shall not be deemed an admission by either or both of them that they are, for the purposes of Section 13(d) or 13(g) the beneficial owner of any securities covered by such Schedule 13G, and further stated that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by such Schedule 13G. The address of PI, PIM and PAC is One Post Office Square, Boston, Massachusetts 02109. The address of M&MC is 1166 Avenue of the Americas, New York, NY 10036.

(13)

The information in the table above and in this footnote is based on a Schedule 13G, dated February 8, 2007, and filed with the Securities and Exchange Commission by Skyline Asset Management, LP (“Skyline”). The shares reported in such Schedule 13G are held by Skyline as investment adviser to certain client accounts (“accounts”) over which Skyline exercises discretion. Skyline disclosed in its Schedule 13G that all shares beneficially owned by the accounts, with respect to which Skyline has been delegated shared voting power and shared dispositive power, are considered to be shares beneficially owned by Skyline solely by reason of such designated powers.

(14)	Includes: R. Neal Black, Andrew A. Giordano, Gary S. Gladstein, Robert B. Hensley, William E. Herron, David A. Preiser, Sidney H. Ritman, David E. Ullman and Robert N. Wildrick.

AUDIT COMMITTEE REPORT

     The Audit Committee oversees the responsibilities of the Board of Directors relating to: (1) the integrity of our financial statements; (2) the qualifications and independence of our registered public accounting firm; (3) the performance of our registered public accounting firm; (4) the adequacy of our systems of internal accounting and financial controls; and (5) our compliance with ethics policies and legal and regulatory requirements.

     Deloitte was the principal accountant engaged to audit the financial statements of the Company for Fiscal 2006. The Audit Committee has reviewed and discussed those audited financial statements with the Company’s management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as modified and supplemented.

     The Audit Committee has received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, as modified or supplemented, and the Audit Committee has discussed with Deloitte the independence of Deloitte from Jos. A. Bank.

     Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2006 for filing with the Securities and Exchange Commission.

Audit Committee:
William E. Herron (Chairman)
Andrew A. Giordano
Gary S. Gladstein

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, and any other person subject to Section 16 to file reports of beneficial ownership of common stock (Forms 3, 4 and 5) with the SEC and NASDAQ. Officers, directors, and greater-than-ten percent stockholders are required to furnish the Company with copies of all such forms that they file.

     To the Company’s knowledge, based solely on the Company’s review of the copies of Forms 3, 4 and 5, and amendments thereto, received by it during or with respect to Fiscal 2006, all filings applicable to its officers, directors, greater-than-ten percent stockholders and other persons subject to Section 16 were timely.

Equity Compensation Plan Information

     The table which follows contains information, as of the end of Fiscal 2006, on the Company’s equity compensation plans.

Plan Category	(a)	(b)	(c)
	Number of Securities	Weighted-average	Number of Securities
	to be issued upon	exercise price of	remaining available for
	exercise of outstanding	outstanding options,	future issuance under
	options, warrants and rights	warrants and rights	equity compensation plans
(excluding securities
reflected in Column (a))
Equity compensation	578,144	$11.06	-
plans approved by
our stockholders
Equity compensation	-	-	-
plans not approved
by our stockholders
Total	578,144	$11.06	-

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report and disclosures regarding the Audit Committee charter are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any such filings made by the Company under those statutes.

     THE BOARD HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING. YOUR COOPERATION IS APPRECIATED.

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD

JUNE 22, 2007

10:00 A.M.

JOS. A. BANK CLOTHIERS, INC.
500 HANOVER PIKE
HAMPSTEAD, MARYLAND 21074

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

This Proxy is Solicited

on Behalf of the Board of Directors

JOS. A. BANK CLOTHIERS, INC.

     The undersigned hereby appoints Robert N. Wildrick and Charles D. Frazer, and each of them, as Proxy or Proxies of the undersigned, each with full power of substitution and resubstitution, to attend and represent the undersigned at the annual meeting of stockholders of Jos. A. Bank Clothiers, Inc. to be held at the Company’s headquarters, 500 Hanover Pike, Hampstead, Maryland, on June 22, 2007 at 10:00 a.m. Eastern Time, or at any adjournments or postponements thereof, and vote thereat the number of shares of stock of the Company which the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on this proxy card, and in their discretion (or the discretion of either of them) on all other matters properly coming before the meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

(Continued, and to be marked, dated and signed as instructed on the other side)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE
PROXY FOR JOS. A. BANK CLOTHIERS, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 22, 2007	Please mark your votes like this	in blue or black ink.
FOR	WITHHOLD AUTHORITY FOR THE FOLLOWING NAMED NOMINEE(S)		FOR	AGAINST	ABSTAIN
1.	Election of Gary S. Gladstein and Sidney H. Ritman as Directors for terms expiring at the Company’s 2010 Annual Meeting of Stockholders, or at such later time as their respective successors have been duly elected and qualified.	2.	Ratification of the selection of Deloitte & Touche
LLP as the Company’s registered public account-
ing firm for the fiscal year ending February 2, 2008.
(Mark only one of the three boxes for this item)

(Mark only one of the two boxes for this item. If applicable, print on the line below the name(s) of the nominee(s) for which authority to elect is being withheld.)

When properly executed, this Proxy will be voted as directed. If no direction is made, this Proxy will be voted “FOR” Mr. Gladstein and Mr. Ritman and
“FOR” the ratification of the selection of Deloitte & Touche LLP.

Please mark, date, sign and return this Proxy promptly in the enclosed envelope.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Dated:	Signature	Print Name(s)	Signature, if held jointly

Please sign exactly as name appears on the shares being voted. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or in other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.